Exhibit B





                                          , 2003


Alabama Power Company
600 North 18th Street
Birmingham, Alabama  35291

Ladies and Gentlemen:

         You have furnished to us an executed copy of the Senior Note Indenture (the "Original Indenture") dated as of May 1, 2003 between Southern Electric Generating Company ("SEGCO") and J.P. Morgan Trust Company, National Association (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of May 22, 2003 (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), which includes a guarantee by you in favor of the Trustee, which was delivered contemporaneously with issuance on May 22, 2003 by SEGCO of its Series A 4.40% Senior Notes due May 15, 2013, in an aggregate principal amount of $50,000,000 (the "Notes").

         We own 50 percent of the common stock of SEGCO. We are also a party to the Power Contract dated as of January 27, 1959, among SEGCO, Alabama Power Company and Georgia Power Company (the "Power Contract"), pursuant to which one-half of the capacity and energy from SEGCO's units at the Ernest C. Gaston Steam Plant is made available to us.

         We concur that your entry into a guarantee of the Notes pursuant to the Indenture enhances the marketability of the Notes issued by SEGCO and thereby achieves interest cost and other savings to SEGCO with resulting purchased power cost savings to us under the Power Contract.

         In view of such advantage to us as an owner of stock of SEGCO and as a party to the Power Contract, and as an inducement to you to enter into a guarantee of the Notes pursuant to the Indenture, we agree:

         1. If at any time while we are an owner of stock of SEGCO, you become obligated under a guarantee of the Notes pursuant to the Indenture for any amount payable by SEGCO, we shall reimburse you the pro rata portion of such obligation corresponding to our proportionate ownership of stock of SEGCO.

         2. Such reimbursement shall be paid in lawful currency of the United States of America within five (5) days of our receipt from you of documented proof of your discharge of such obligation.

         3. This commitment shall be binding upon our successors and assigns; however, it shall terminate, without further action by either you or us, whenever we or our said successors or assigns shall cease to be an owner of stock of SEGCO.

                               Very truly yours,

                               GEORGIA POWER COMPANY



                               By:
                                  -------------------------------------------
                                      Allen L. Leverett
                                      Executive Vice President, Treasurer and
                                      Chief Financial Officer